Exhibit 10.57

1st July 2015

PRIVATE & CONFIDENTIAL

Marco Pagni

Dear Marco,

Your Corporate Travel & Expense support for Walgreens Boots Alliance, Inc.

This letter is to confirm the terms which will apply to you as you travel between the United Kingdom and the United States in your role as Executive Vice President and Global Chief Legal and Administrative Officer for Walgreens Boots Alliance, Inc. (WBA). This support is directly related to all business travel and does not constitute an assignment or secondment. The support consists of allowances and reimbursements consistent with the WBA business travel guidelines and is calculated using the same standards and basis for global assignments.

Duration of and terms applicable to this support

(a)	As a Section 16 Officer for WBA, the start and continuation of the corporate travel support is contingent upon approval of the WBA Board of Directors Compensation Committee.
(b)	The support will begin on or near July 1, 2015 and continue as long as you are employed in this role, or until it is no longer approved by the WBA Board of Directors Compensation Committee, or until either party determines the support is no longer required.

Allowances and Reimbursements

(a)	All allowances are supplied in Appendix 1. They are described as:

i)        U.S. Housing and Utilities: WBA will provide housing and utilities consistent with the travel and expense policy via a corporate housing solution. The amount of the expense will be consistent with calculations used under the global mobility policy based on your annual salary, the location and your family size.
ii)       Furniture Purchase:   A one-time reimbursement for furniture will be provided, if required, and will be consistent with calculations used under the global mobility policy based on your annual salary, the location and your family size.
iii)      Destination Services and Support:  Services in the U.S. to locate a suitable accommodation as well as support in setting up the location will be provided through Brookfield location services U.S.
iv)      Spousal Support and Training:      Spousal support for language and cultural training as well as job-finding services, if required, will be supplied.

Tax and social security

(a)	WBA will “Tax Equalise” your benefits as and if necessary.
WBA will calculate the UK tax and National Insurance contributions, which would be due in respect of the Tax Equalised Amounts if you were working in the UK (your “UK Hypothetical Tax”).

The Tax Equalised Amounts will be increased or decreased such that, after deduction of any UK and US income tax and social security contributions which actually apply to the Tax Equalised Amounts, the sums due to you will be equal to the sums which would have been due if UK Hypothetical Tax had been deducted instead.  (Please note that Tax Equalisation will not take account of the impact of your travel on your personal investments.)

(b)	You will be provided a tax consultant (see section d, below). However, it is your responsibility to comply with UK and US tax laws and to ensure that your tax returns are properly submitted within the relevant deadlines. It is also your responsibility to promptly recover any overpayment of tax or social security contributions made to any relevant authority for the benefit of WBA and to pay over any such sums recovered to WBA promptly.

(c)	If any overpayment is made to you by WBA as a result of Tax Equalisation, WBA reserves the right to recover all or part of any sum(s) overpaid from you by making deductions in accordance with paragraph 8, and without prejudice to WBA’s other rights and remedies.

(d)	You are eligible to receive tax advice annually at WBA’s expense, from tax advisers nominated by WBA from time to time (and subject to such financial and/or other conditions as WBA may from time to time impose) in respect of both UK and US tax returns relating to the periods covered by this agreement. Such advice will be provided in relation to remuneration from your employment only. WBA will not pay for additional tax planning advice, for example in relation to personal investments.

Any penalties or interest charges incurred because you fail to provide information or documentation requested by the nominated tax adviser promptly will be your responsibility.  WBA will not reimburse you in respect of any such costs.

(e)	If your employment terminates on resignation the cost of any subsequent advice provided to you in respect of tax return preparation may be your responsibility and no reimbursement will be made by WBA. If this agreement results in a repayment of UK taxes, WBA advisers will calculate the split between the amount due to you and the portion payable to WBA. WBA reserves the right to make deductions in accordance with paragraph 8 in this regard.

Deductions

By signing this agreement you authorise WBA to deduct from your remuneration or other sums owed to you by WBA (whether during or after termination of your employment) all sum(s) due from you to WBA, without prejudice to Company’s other rights and remedies.

Business expenses

You will be reimbursed in respect of expenses incurred wholly and necessarily in the proper performance of your duties in accordance with WBA’s policy from time to time.  Your expenses will be reimbursed by WBA on behalf of WBA monthly in arrears, provided that you have supplied evidence satisfactory to WBA that the expenditure has been properly incurred in good time.

Car Allowance

A car allowance has been included in the support calculation. This will continue during your support period.  See Appendix 1.

Visas and Permits

WBA will, at its expense, where appropriate apply for (and where appropriate assist you to obtain) any necessary work, residential and other permits or visas required for both you and your dependents for the duration of your travel and work in the U.S. (and WBA will reimburse you for any reasonable costs incurred in obtaining such permits or visas). You are required to assist WBA in this regard.

Accommodation

(a)	WBA will meet the cost of suitable furnished accommodation (inclusive of utility costs) for you and your dependents in the US, subject to approval and consistent with all WBA travel and expense guidelines. See Appendix 1.

If additional costs are incurred which are identified by the landlord (or its agent) as being a result of dilapidations these costs must be promptly paid for by you and will not be reimbursed by WBA.

(b)	You will be responsible for all other costs incurred in respect of your accommodation (eg local taxes, insurance of household contents and your personal belongings, and maintenance costs).

(c)	The assistance of a relocation agent will be provided to help locate a suitable property, and to provide you and your dependents with local information

Miscellaneous

(a)	This letter and your Contract of Employment together record the whole Agreement between you and WBA in respect to this agreement and supersede any prior agreements in this regard.

(b)	This letter shall be governed and construed in all respects by English law and you and WBA irrevocably submit to the non-exclusive jurisdiction of the Courts of England.

(c)	A person, firm, company or corporation who or which is not a party to this agreement (including your partner) shall have no right to enforce any term of this agreement.

Please would you sign, date and return to me the duplicate copy of this letter to confirm that you have read, understand and agree to its contents.  The additional copy is for you to keep.

Yours sincerely

/s/  Thomas Sondergeld

Thomas Sondergeld

I confirm that I have read, understand and agree to be bound by the contents of this corporate travel & expense support agreement.

Marco Pagni

Signed    /s/  Marco Pagni

28 October 2015
Date signed